Exhibit 99.1

   McMoRan Exploration Co. Updates

         Gulf of Mexico Drilling and

   Main Pass Energy HubTM Activities

NEW ORLEANS, LA, September 23, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced the status of its six wells currently in-progress under its Gulf of Mexico exploration program:

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The Deep Tern C-2 well at Eugene Island Block 193 which commenced drilling on July 13, 2004, is currently drilling below 17,320 feet toward a total depth of 20,350 feet to test its exploration objective, the Miocene zone.  The well has encountered 86 feet of true vertical interval of pay in the Basal Pliocene section which was previously productive in the C-1 well located 300 feet east of the C-2 well.  The well, which could be producing by year-end 2004, would utilize McMoRan’s facilities at Eugene Island Block 193.

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The Dawson Deep Take Point well at Garden Banks Block 625 which commenced operations on August 18, 2004, is currently drilling below 21,791 feet.  The take point well has encountered apparent hydrocarbon-bearing sands indicated by more than 100 feet of total vertical thickness of resistivity, measured by a log-while-drilling (LWD) logging tool.  These sands are shallower than the objective zone that was seen in the sidetrack wells drilled earlier in 2004.  The well is currently drilling toward a total depth of 23,760 feet to test the objective zone.  The Dawson Deep prospect is adjacent to Kerr-McGee’s Gunnison spar facility.

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The Minuteman sidetrack well at Eugene Island Block 213 which commenced drilling on September 10, 2004, feet is currently drilling below 19,595 feet toward a total depth of approximately 21,135 feet.  If successful, the well could be producing by year-end 2004 and would utilize McMoRan’s facilities at Eugene Island Block 215 approximately 7 miles away.

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The King of the Hill well at High Island Block 131 which commenced drilling on August 9, 2004, is currently drilling below 11,708 feet toward a total depth of 17,300 feet.

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The Hurricane Upthrown well at South Marsh Island Block 217 which commenced drilling on September 7, 2004, is currently drilling below 1,900 feet toward a total depth of 19,500 feet.

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The Poblano well at East Cameron Block 137 which commenced drilling on September 1, 2004, is currently drilling below 7,316 feet toward a total depth of 17,800 feet.

McMoRan has acquired an interest in the Blueberry Hill prospect which is expected to be the next well drilled on Louisiana State Lease 340 (Mound Point area).  McMoRan currently holds a 30.4 working interest in Blueberry Hill and is working to acquire additional interest in the prospect.  The Blueberry Hill exploration well, which is 7 miles east of the JB Mountain discovery, will commence drilling in late-October 2004.  The well has a planned total depth of 22,000 feet.

The table below provides details on McMoRan’s exploration wells currently in-progress:

Area/Prospect	MMR Working Interest	MMR Net Revenue Interest*	Water Depth	Spud Date
Eugene Island Block 193 "Deep Tern Pliocene"**	26.7%	20.6%	90'	July 13, 2004
"Deep Tern Miocene"	48.6%	37.2%	90'	After Pliocene
Garden Banks Block 625 "Dawson Deep Take Point"**	30.0%	24.0%	2,900'	August 18, 2004
Eugene Island Blocks 212/213 "Minuteman"	33.3%	24.3%	100'	August 7, 2004
High Island Block 131 “King of the Hill"	25.0%	19.6%	40’	August 9, 2004
East Cameron Block 137 “Poblano”	18.8%	15.4%	75’	September 1, 2004
South Marsh Island Block 217 "Hurricane Upthrown"	27.5%	19.4%	10'	September 7, 2004

* Each of the wells mentioned above, with the exception of Dawson Deep, are eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines which could result in an increased net revenue interest for early production.

** Development well.

McMoRan currently has rights to approximately 225,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements and recently has augmented its portfolio with additional shallow-water, deep gas prospects.  McMoRan plans to commence drilling on at least 3 additional prospects, Blueberry Hill, West Cameron Block 43, and Vermilion Blocks 227/228 (Caracara) during the fourth quarter.  Drilling of the South Marsh Island Block 224 (JB Mountain Deep) is expected to follow the Blueberry Hill well.  Other exploratory wells may be drilled as prospects are developed and ownership arrangements are negotiated.

MAIN PASS ENERGY HUBTM UPDATE

McMoRan continues to advance efforts to develop the Main Pass Energy HubTM (MPEHTM), which would include an offshore LNG regasification terminal and natural gas storage facility located at Main Pass Block 299.  The proposed terminal would be capable of receiving LNG and conditioning 1 Bcf per day of natural gas and is being designed to accommodate potential future expansions.  The massive 2-mile diameter caprock and salt dome located at the site would provide significant storage capacity for natural gas.  Additional plans for the MPEHTM would include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

During the first quarter of 2004, McMoRan filed an application under the U.S. Deepwater Port Act for the establishment of MPEHTM and expects a decision on the application by mid-2005.

McMoRan continues active discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States regarding commercial arrangements for the facilities.  In connection with our discussions with potential LNG suppliers, we are also considering opportunities to participate in certain oil and gas exploration and production activities as an extension of our proposed LNG terminaling activities.

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels.  McMoRan plans to use the existing platforms and infrastructure at the site for the LNG vaporization and surface storage facilities, providing construction timing advantages and cost savings.  The facilities could be operational during 2008, which would make MPEHTM one of the first U.S. offshore LNG terminals.  McMoRan believes that safety and security aspects of the facility are enhanced by its offshore location.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities,; royalty relief; the potential Main Pass Energy HubTM Project; the expected near-term funding of the related permitting process and the estimated capital costs for developing the project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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